Exhibit 5.1

Phone: 514-931-0841	BDO Canada s.r.l./S.E.N.C.R.L./LLP
Fax: 514-931-9491	1000, De la Gauchetière St. West
www.bdo.ca	Suite 200
Montreal, Quebec
H3B 4W5

Consent of Independent Registered Public Accounting Firm

Cardiol Therapeutics Inc.

Oakville, Ontario

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the financial statements of Cardiol Therapeutics Inc., which is contained in that Prospectus.

BDO Canada LLP

Montreal, Quebec

July 7, 2021

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.